SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is entered into as of August 15, 2010 by and between FIRST NATIONAL BANK OF OMAHA, N.A., a national banking association ("First National") as a Lender, Administrative Agent and Collateral Agent for the Lenders, Bank Midwest, N.A., a national banking association (“Bank Midwest”) as a Lender, Crawford County Trust & Savings, a State banking association ("Crawford County") as a Lender, Quad City Bank & Trust Co., a State banking association ("Quad City") as a Lender, M & I Marshall & Ilsley Bank, a national banking association (“M & I”) as a Lender, Bankers Trust Company (“Bankers Trust”) as a Lender and the other Lenders a party hereto from time to time, and SUMMIT HOTEL PROPERTIES, LLC ("Summit Hotel"), a South Dakota limited liability company and SUMMIT HOSPITALITY V, LLC ("Summit Hospitality"), a South Dakota limited liability company.  First National, Bank Midwest, Crawford County, Quad City, M & I, Bankers Trust and the other lenders a party hereto from time to time may be hereinafter collectively referred to as the “Lenders” and individually as a "Lender".  Summit Hotel and Summit Hospitality may be collectively referred to hereinafter as the "Borrowers" and individually as a "Borrower".  The Administrative Agent and the Collateral Agent for the Lenders may be hereinafter collectively referred to as the "Agent".

WHEREAS, the Borrowers, the Agent, and certain of the Lenders are parties to a Loan Agreement, dated as of June 24, 2005, as amended (as so amended and as in effect prior to the date of the Current Credit Agreement defined below, the "Original Credit Agreement"), pursuant to which the Lenders party thereto made loans available to the Borrowers;

WHEREAS, the Original Credit Agreement was amended and restated by that certain First Amended and Restated Loan Agreement dated August 31, 2009 among Borrowers, the Agent and the Lenders (as amended, including by that certain First Amendment to First Amended and Restated Loan Agreement dated May 14, 2010, and as in effect prior to the date hereof, the "Current Credit Agreement");

WHEREAS, the Borrowers have requested that the Current Credit Agreement be amended and restated on the terms and conditions set forth herein;

WHEREAS, it is intended that the indebtedness of the Borrowers under this Agreement be a continuation of the indebtedness of the Borrowers under the Original Credit Agreement as amended by the Current Credit Agreement; and

WHEREAS, under the terms and conditions of and subject to the limitations contained in this Agreement, Lenders have approved financial accommodations in the maximum principal amount of $43,334,527.22 consisting of the Pool One Term Loans and Pool Two Term Loans defined in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
Pool One Term Loans

1.1.          Definitions.  Certain capitalized terms not otherwise defined in the body of this Agreement shall have the meanings given to such terms in Exhibit A attached hereto and incorporated herein by reference.

1.2.          Pool One Term Loans.  Subject to the terms of this Agreement and the maximum amount available under the Pool One Loan Formula, Lenders severally agree to extend to Borrowers the following term loans (as they may be amended, modified, refinanced, replaced and/or restated from time to time, each a "Pool One Term Loan" and collectively the "Pool One Term Loans"):

(a).          a term loan in the aggregate principal amount of $6,700,000.00 (the "Hyatt Place Pool One Term Loan");

(b).          a term loan in the aggregate principal amount of $6,375,000.00 (the "Holiday Inn Express Pool One Term Loan"); and

(c).          a term loan in the aggregate principal amount of $5,850,000.00 (the "Staybridge Suites Pool One Term Loan").

1.3.          Pool One Term Notes.  Each of the Pool One Term Loans will be evidenced by an Amended and Restated Pool One Term Note executed and delivered by Borrowers to Agent as follows (collectively, the "Pool One Term Notes"):

(a).          The Hyatt Place Pool One Term Loan will be evidenced by an Amended and Restated Hyatt Place Pool One Term Note payable to the order of the Agent in the principal amount of $6,700,000.00 for the benefit of the Lenders in proportion of their respective Percentage in the Hyatt Place Pool One Term Loan.

(b).          The Holiday Inn Express Pool One Term Loan will be evidenced by an Amended and Restated Holiday Inn Express Pool One Term Note payable to the order of the Agent in the principal amount of $6,375,000.00 for the benefit of the Lenders in proportion of their respective Percentage in the Holiday Inn Express Pool One Term Loan.

(c).          The Staybridge Suites Pool One Term Loan will be evidenced by an Amended and Restated Staybridge Suites Pool One Term Note payable to the order of the Agent in the principal amount of $5,850,000.00 for the benefit of the Lenders in proportion of their respective Percentage in the Staybridge Suites Pool One Term Loan.

1.4.          Pool One Loan Formula.  In no event shall the aggregate outstanding principal amount of any Pool One Term Loan exceed 75% of the as is appraised value of the particular Hotel primarily securing such Pool One Term Loan.  As a condition to the closing of this Agreement, Borrowers will jointly and severally pay and apply to the Pool One Note being refinanced by the Holiday Inn Express Pool One Term Loan the sum of not less than $1,125,000.00 and to the Pool One Note being refinanced by the Staybridge Suites Pool One Term Loan the sum of not less than $350,000.00 in order to bring such Pool One Term Loans within the Pool One Loan Formula for such Pool One Term Loans.

1.5.          Interest.  The interest rate on the Pool One Term Loans is subject to change from time to time based on changes in an independent index which is the London Interbank Offered Rate for U.S. Dollar deposits published in The Wall Street Journal as the Three (3) Month LIBOR Rate (“LIBOR Rate”).  The LIBOR Rate will be adjusted and determined without notice to Borrowers as set forth herein, as of the date of the Pool One Term Notes and on the first (1st) day of each calendar month thereafter (“Interest Rate Change Date”) to the Three (3) Month LIBOR Rate which is published in The Wall Street Journal as the reported rate for the date that is two London Banking Days prior to each Interest Rate Change Date.  If the date of the Pool One Term Notes is any day other than the first London Banking Day of a month, the initial LIBOR Rate to be in effect until the beginning of the next succeeding month shall be that Three (3) Month LIBOR Rate in effect on the date that is two London Banking Days prior to the first day of the month in which the Pool One Term Notes are dated.  “London Banking Day” means any day other than a Saturday or Sunday, on which commercial banking institutions in London, England are generally open for business.  If for any reason the LIBOR Rate published by The Wall Street Journal is no longer available and/or Agent is unable to determine the LIBOR Rate for any Interest Rate Change Date, Agent may, in its sole discretion, select an alternate source to determine the LIBOR Rate and will provide notice to Borrowers and Lenders of the source selected.  The LIBOR Rate determined as set forth above shall be referred to herein as (the “Index”).  The Index is not necessarily the lowest rate charged by Lenders on their loans.  If the Index becomes unavailable during the term of the Pool One Term Loans, Agent may designate a substitute index after notifying Borrowers and Lenders.  Agent will tell Borrowers the current Index rate upon Borrowers' request.  The interest rate change will not occur more often than each month on the first (1st) day of each month.  Borrowers understand that Lenders may make loans based on other rates as well.  The Index currently is .37625% per annum. The interest rate to be applied to the unpaid principal balance of the each Pool One Term Loan will be calculated using a rate of 4% over the Index, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 4.37625% per annum based on a year of 360 days.  Interest on the Pool One Term Loans is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under the Pool One Term Loans is computed using this method.  NOTICE: Under no circumstances will the interest rate on the Pool One Term Loans be less than 5.5% per annum or more than the maximum rate allowed by applicable law.  The principal balance of the Pool One Term Loans will bear interest after maturity and after the occurrence and during the continuance of an Event of Default at a variable per annum rate equal to rate determined as above plus 4%, but not to exceed the maximum rate allowed by law.  Borrowers will jointly and severally pay interest monthly, in arrears, on the same dates that principal installments are due.  Accrued and unpaid interest must also be paid on the Pool One Term Loan Termination Date, whether by acceleration or otherwise.

1.6.          Repayment; Maturity.  The Pool One Term Loans will be paid as follows, with the monthly principal and interest installments, with principal installments calculated on a twenty (20) year amortization schedule:

(a).           The Hyatt Place Pool One Term Loan will be payable in equal monthly installments of principal and interest in the amount of $46,088.45 plus accrued and unpaid interest commencing on September 1, 2010 and continuing on the first day of each month thereafter until July 31, 2011, when the outstanding principal balance, together with accrued and unpaid interest, will be due and payable in full.

(b).           The Holiday Inn Express Pool One Term Loan will be payable in equal monthly installments of principal and interest in the amount of $43,853.82 plus accrued and unpaid interest commencing on September 1, 2010 and continuing on the first day of each month thereafter until July 31, 2011, when the outstanding principal balance, together with accrued and unpaid interest, will be due and payable in full.

(c).           The Staybridge Suites Pool One Term Loan will be payable in equal monthly installments of principal and interest in the amount of $40,241.41 plus accrued and unpaid interest commencing on September 1, 2010 and continuing on the first day of each month thereafter until July 31, 2011, when the outstanding principal balance, together with accrued and unpaid interest, will be due and payable in full.

All payments due on the Pool One Term Loans under this Agreement and the other Loan Documents shall be made in immediately available funds to the Agent at its office described in the notice provision of this Agreement unless the Agent gives notice to the contrary.  Payments so received at or before 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received by the Agent on that Business Day.  Payments received after 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day.  Agent will remit to each Lender its Percentage of all payments of principal and interest on the Pool One Term Loans received by Agent no later than the next Business Day after the Agent is deemed to have received such payment.

1.7.          Prepayment.  Borrowers may prepay all or any Pool One Term Loan in full or in part at any time without penalty or premium.  Any partial prepayments will be applied by Agent to the monthly installments due on the partially prepaid Pool One Term Loan in the inverse order of their maturities.

1.8.          Fees.  In consideration for Lenders making the Loans available to Borrowers, Borrowers will jointly and severally pay to the Agent for the pro rata account of Lenders a commitment fee equal to $162,504.48 in full at the closing of this Agreement.  Each Lender will be entitled to a portion of such fee as follows:  (i) $32,500.90 payable to First National; (ii) $32,500.90 payable to M & I; (iii) $48,751.34 to Bank Midwest; (iv) $16,250.45 to Quad City; (v) $16,250.45 to Bankers Trust; and (vi) $16,250.45 to Crawford County.  In addition, Borrowers will jointly and severally pay Agent for the account only of Agent an annual agency fee equal to $23,656.25 payable at the closing of this Agreement on each anniversary date of this Agreement.

ARTICLE II
Pool Two Term Loans

2.1.           Pool Two Term Loans.  Subject to the terms of this Agreement and the maximum amount available under the Pool Two Loan Formula, Lenders severally agree to extend to Borrowers the following term loans (as they may be amended, modified, refinanced, replaced and/or restated from time to time, each a "Pool Two Term Loan" and collectively the "Pool Two Term Loans"):

(a).           a term loan in the aggregate principal amount of $8,914,616.75 (the "Jackson Courtyard Pool Two Term Loan");

(b).           a term loan in the aggregate principal amount of $6,818,438.05 (the "Germantown Courtyard Pool Two Term Loan"); and

(c).           a term loan in the aggregate principal amount of $8,676,472.42 (the "Hyatt Place Pool Two Term Loan").

2.2.           Pool Two Term Notes.  Each of the Pool Two Term Loans will be evidenced by an Amended and Restated Pool Two Term Note executed and delivered by Borrowers to Agent as follows (collectively, the "Pool Two Term Notes"):

(a).           The Jackson Courtyard Pool Two Term Loan will be evidenced by an Amended and Restated Jackson Courtyard Pool Two Term Note payable to the order of the Agent in the principal amount of $8,914,616.75 for the benefit of the Lenders in proportion of their respective Percentage in the Jackson Courtyard Pool Two Term Loan.

(b). The Germantown Courtyard Pool Two Term Loan will be evidenced by an Amended and Restated Germantown Courtyard Pool Two Term Note payable to the order of the Agent in the principal amount of $6,818,438.05 for the benefit of the Lenders in proportion of their respective Percentage in the Germantown Courtyard Pool Two Term Loan.

(c).           The Hyatt Place Pool Two Term Loan will be evidenced by an Amended and Restated Hyatt Place Pool Two Term Note payable to the order of the Agent in the principal amount of $8,676,472.42 for the benefit of the Lenders in proportion of their respective Percentage in the Hyatt Place Pool Two Term Loan.

2.3.           Pool Two Loan Formula.  In no event shall the aggregate outstanding principal amount of any Pool Two Term Loan exceed 65% of the as stabilized Appraised Value of the particular Hotel primarily securing such Pool Two Term Loan.

2.4.          Interest.  The interest rate on the Pool Two Term Loans is subject to change from time to time based on changes in an independent index which is the London Interbank Offered Rate for U.S. Dollar deposits published in The Wall Street Journal as the Three (3) Month LIBOR Rate (“LIBOR Rate”).  The LIBOR Rate will be adjusted and determined without notice to Borrowers as set forth herein, as of the date of the Pool Two Term Notes and on the first (1st) day of each calendar month thereafter (“Interest Rate Change Date”) to the Three (3) Month LIBOR Rate which is published in The Wall Street Journal as the reported rate for the date that is two London Banking Days prior to each Interest Rate Change Date.  If the date of the Pool Two Term Notes is any day other than the first London Banking Day of a month, the initial LIBOR Rate to be in effect until the beginning of the next succeeding month shall be that Three (3) Month LIBOR Rate in effect on the date that is two London Banking Days prior to the first day of the month in which the Pool Two Term Notes are dated.  If for any reason the LIBOR Rate published by The Wall Street Journal is no longer available and/or Agent is unable to determine the LIBOR Rate for any Interest Rate Change Date, Agent may, in its sole discretion, select an alternate source to determine the LIBOR Rate and will provide notice to Borrowers and Lenders of the source selected.  The LIBOR Rate determined as set forth above shall be referred to herein as (the “Index”).  The Index is not necessarily the lowest rate charged by Lenders on their loans.  If the Index becomes unavailable during the term of the Pool Two Term Loans, Agent may designate a substitute index after notifying Borrowers and Lenders.  Agent will tell Borrowers the current Index rate upon Borrowers' request.  The interest rate change will not occur more often than each month on the first (1st) day of each month.  Borrowers understand that Lenders may make loans based on other rates as well.  The Index currently is .37625% per annum.  The interest rate to be applied to the unpaid principal balance of the each Pool Two Term Loan will be calculated using a rate of 4% over the Index, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 4.37625% per annum based on a year of 360 days.  Interest on the Pool Two Term Loans is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under the Pool Two Term Loans is computed using this method.  NOTICE: Under no circumstances will the interest rate on the Pool Two Term Loans be less than 5.25% per annum or more than the maximum rate allowed by applicable law.  The principal balance of the Pool Two Term Loans will bear interest after maturity and after the occurrence and during the continuance of an Event of Default at a variable per annum rate equal to rate determined as above plus 4%, but not to exceed the maximum rate allowed by law.  Borrowers will jointly and severally pay interest monthly, in arrears, on the same dates that principal installments are due.  Accrued and unpaid interest must also be paid on the maturity date of each Pool Two Term Loan, whether by acceleration or otherwise.

2.5.          Repayment; Maturity.  The Pool Two Term Loans will be paid as follows, with the monthly principal and interest installments with principal installments calculated on a twenty (20) year amortization schedule:

(a).           The Jackson Courtyard Pool Two Term Loan will be payable in equal monthly installments of principal and interest in the amount of $60,052.00 plus accrued and unpaid interest commencing on September 1, 2010 and continuing on the first day of each month thereafter until July 1, 2013, when the outstanding principal balance, together with accrued and unpaid interest, will be due and payable in full.

(b).           The Germantown Courtyard Pool Two Term Loan will be payable in equal monthly installments of principal and interest in the amount of $45,813.00 plus accrued and unpaid interest commencing on September 1, 2010 and continuing on the first day of each month thereafter until July 1, 2013, when the outstanding principal balance, together with accrued and unpaid interest, will be due and payable in full.

(c).           The Hyatt Place Pool Two Term Loan will be payable in equal monthly installments of principal and interest in the amount of $46,072.00 plus accrued and unpaid interest commencing on September 1, 2010 and continuing on the first day of each month thereafter until February 1, 2014, when the outstanding principal balance, together with accrued and unpaid interest, will be due and payable in full.

All payments due on the Pool Two Term Loans under this Agreement and the other Loan Documents shall be made in immediately available funds to the Agent at its office described in the notice provision of this Agreement unless the Agent gives notice to the contrary.  Payments so received at or before 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received by the Agent on that Business Day.  Payments received after 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day.  Agent will remit to each Lender its Percentage of all payments of principal and interest on the Pool Two Term Loans received by Agent no later than the next Business Day after the Agent is deemed to have received such payment.

2.6.          Prepayment.  Borrowers may prepay all or any Pool Two Term Loan in full or in part at any time without penalty or premium.  Any partial prepayments will be applied by Agent to the monthly installments due on the partially prepaid Pool Two Term Loan in the inverse order of their maturities.

ARTICLE III
Collateral; Reserves

Payment of Borrowers' obligations hereunder, under the Pool One Term Loans, Pool Two Term Loans, under any deposit account relationship and overdrafts with Agent, and under the Loan Documents shall be secured and/or supported by the following (hereinafter collectively referred to as the “Collateral”) until all such obligations are fully and finally paid and performed in full:

3.1.          Personal Property.  The Loans made pursuant to this Agreement and all other indebtedness arising hereunder or in connection herewith shall be collateralized and supported by a security interest, and each Borrower hereby grants to the Agent, a security interest in all of each Borrower's respective assets associated with or located at a Hotel encumbered with a mortgage or deed of trust referenced in Section 3.2 below, including, but not limited to, each Borrower's goods, equipment and inventory, now owned as well as any and all thereof that may hereafter be acquired by such Borrower, and in and to all cash and non-cash proceeds (including, without limitation, insurance proceeds), accessions, accessories and products thereof, and all of such Borrower's accounts receivable, general intangibles, payment intangibles, software, chattel paper (whether tangible or electronic), deposit accounts, documents, investment property and instruments now owned or hereafter arising or acquired and all cash and non-cash proceeds thereof.  Such security interest shall be further evidenced by those certain Second Amended and Restated Security Agreements (as amended, collectively, the "Security Agreement") executed and delivered by each Borrower to the Agent.  Each Borrower further agrees to authenticate to the Agent and hereby authorizes the Agent to file in all filing offices the Agent deems necessary, appropriate or desirable such financing statements, continuations, assignments or other instruments as may be requested by the Agent at any time and from time to time in order for the Agent to perfect the security interest in the aforementioned Collateral.

3.2.          Real Property.  The Loans made pursuant to this Agreement and all other indebtedness arising hereunder or in connection herewith shall be collateralized and supported by the mortgages or deeds of trust, as the case may be, listed in Schedule 3.2 attached hereto and incorporated herein by reference encumbering the Hotels described therein (as amended, collectively, the "Mortgage").  Borrowers will execute such amendments and instruments to the Mortgage as is required by Agent in order to create, attach and perfect Lenders' mortgage on the Hotels encumbered by the Mortgage.

3.3.          Other Documents.  Borrowers agree to furnish such information and to execute such other documents or undertake any other acts as may be reasonably necessary to attach, perfect and maintain the security interests and assignments contemplated by this Agreement, or as otherwise reasonably requested by the Agent from time to time.

3.4.          Maintenance and Capital Expenditure Reserve.  For each Reserve Hotel, each month the applicable Borrower which owns such Hotel will deposit, in a deposit account maintained with the Agent, an amount not less than three percent (3%) of the gross revenues for such Hotel for the prior month to be maintained as a cash reserve for maintenance and capital expenditures (the "Maintenance and Capital Expenditure Reserve").  Borrowers hereby grant the Agent a security interest in the Maintenance and Capital Expenditure Reserve and will execute such documents required by the Agent to create, grant, attach and perfect the Agent's Lien on such Maintenance and Capital Expenditures Reserve.  Borrowers will submit requests for reimbursement or invoices for payment of capital expenditures for Reserve Hotels, and the Agent will not unreasonably deny such requests.  Borrowers will be reimbursed from Maintenance and Capital Expenditure Reserve funds within ten (10) days of request.

ARTICLE IV
Representations and Warranties

Each Borrower represents and warrants to Lenders (which representations and warranties will survive the delivery of the Pool One Term Notes and Pool Two Term Notes and shall continue so long as any sums remain outstanding under the Loans, this Agreement or any other Loan Document as follows:

4.1.          Standing.  Each Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Dakota.  Each Borrower is duly qualified and is in good standing in every other jurisdiction where such qualification and good standing is required in order to conduct business in such jurisdiction.  Each Borrower has the power and authority to own its property and to carry on its business.

4.2.          Authority.  Each Borrower has the full power and authority to execute and deliver this Agreement and the other Loan Documents, and the same constitute the binding and enforceable obligations of Borrowers in accordance with their terms.  No consent or approval of the members or manager of either Borrower or any other Person, creditor, governmental department, agency or body are required as a condition to the effectiveness and validity of the Loan Documents.  The execution of and performance by each Borrower of its obligations under the Loan Documents to which it is a party has been duly authorized by all appropriate and required limited liability company proceedings and action and will not violate, conflict with or contravene any provisions (i) of law or any regulation, order, writ, judgment, injunction, decree, permit, or license applicable to such Borrower or any of such Borrower's property, or (ii) of such Borrower's Articles of Organization, Operating Agreement or any members’ agreement or other governing or organizational agreement of such Borrower or such Borrower's members.

4.3.          Litigation.  There are no actions, suits, arbitration proceedings or other proceedings of any nature pending or, to the knowledge of either Borrower, threatened, or any basis therefor, against or affecting either Borrower or any Collateral at law or in equity, in any court or before any governmental department or agency or arbitrator or arbitration panel, which may result in a Material Adverse Effect.

4.4.          Conflicting Agreements.  There are no provisions of any existing mortgage, indenture, deed of trust, trust deed, lease, contract or agreement of any nature binding on either Borrower or affecting the Collateral or either Borrower's other property, which would conflict with or in any way prevent the execution, delivery, or performance of the terms of this Agreement and/or the Loan Documents.  Neither Borrower is in default in any respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement or instrument to which it is a party.

4.5.          Title and Liens.  Each Borrower has good, valid and marketable title of record to its real, mixed and personal property (including, without limitation, the property constituting Collateral), all of which is owned free and clear of all mortgages, Liens, pledges, charges, attachments and other security interests and encumbrances of any nature, except for the Permitted Liens or as otherwise provided for in this Agreement or disclosed to and approved by Lenders in writing.  In respect of leased property, the applicable Borrower has valid and enforceable leasehold interests therein.

4.6.          Taxes.  Each Borrower has filed all federal, state, local, and other tax and similar returns and has paid or provided for the payment of all taxes assessments and other governmental charges due thereunder through the date of this Agreement, including without limitation, all withholding, FICA and franchise taxes.  No claims or Liens for unpaid taxes which are due have been asserted, claimed or threatened against either Borrower.

4.7.          Financial Statements.  Borrowers' audited financial statements dated as of December 31, 2009 and internally-prepared interim financial statement dated June 30, 2010, copies of which have been furnished to Lenders, are complete and correct and fairly and accurately present the financial condition of each Borrower as of such date and the results of operations for the period covered by such statements.  Since June 30, 2010, there has been no Material Adverse Effect or change with respect to either Borrower.  Neither Borrower has any material liabilities, direct or contingent, except those disclosed in the foregoing financial statements or as otherwise disclosed to Lenders in writing.  No information, exhibit or report furnished by either Borrower to Lenders or the Agent in connection with the Loans, this Agreement or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein incomplete or not materially misleading.

4.8.          Other.  All statements by either Borrower contained in any certificate, statement, document or other instrument or writing delivered by or on behalf of either Borrower at any time pursuant to this Agreement or the other Loan Documents shall constitute representations and warranties made by Borrowers hereunder.  No representation or warranty of either Borrower contained in this Agreement or any other Loan Document, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to Lenders or the Agent by or on behalf of Borrowers contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.  To the best of each Borrower's knowledge, all information material to the transactions contemplated in this Agreement has been expressly disclosed to Lenders in writing.

4.9.          Regulation U.  No part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose.  If requested by the Agent, Borrowers will furnish to the Agent a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U to the foregoing effect.

4.10         ERISA.

(a)           Definitions.  The following terms shall have the following definitions:

(1)           "Consolidated Entity" shall mean any corporation or other entity which owns at least 50% of the voting or control rights or interest or other ownership interest in either Borrower directly or indirectly in any manner, or in which at least 50% of the voting stock or other ownership interest in such corporation or other entity is owned by either Borrower directly or indirectly in any manner.  If Borrowers have no Consolidated Entities, the provisions of this Agreement relating to Consolidated Entities shall be inapplicable without affecting the applicability of such provisions to Borrowers alone.

(2)           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(3)           "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(4)           "Pension Event" shall mean, with respect to any Pension Plan, the occurrence of:  (i) any prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (ii) any Reportable Event; (iii) any complete or partial withdrawal, or proposed complete or partial withdrawal, of Borrowers or any Consolidated Entity from such Pension Plan; (iv) any complete or partial termination, or proposed complete or partial termination, of such Pension Plan; or (v) any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code.

(5)           "Pension Plan" shall mean any pension plan, as defined in Section 3(2) of ERISA, which is a multi-employer plan or a single employer plan, as defined in Section 4001 of ERISA, and subject to Title IV of ERISA and which is (i) a plan maintained by either Borrower or any Consolidated Entity for employees or former employees of either Borrower or of any Consolidated Entity, (ii) a plan to which either Borrower or any Consolidated Entity contributes or is required to contribute, (iii) a plan to which either Borrower or any Consolidated Entity was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement or (iv) any other plan with respect to which either Borrower or any Consolidated Entity has incurred or may incur liability, including, without limitation, contingent liability, under Title IV of ERISA either to such plan or to the Pension Benefit Guaranty Corporation.  For purposes of the definitions of the terms "Pension Event" and "Pension Plan", each Borrower shall include any trade or business (whether or not incorporated) which, together with such Borrower or any Consolidated Entity, is deemed to be a single employer within the meaning of Section 4001(b)(1) of ERISA.

(6)           "Reportable Event" shall mean any event described in Section 4043(b) of ERISA or in regulations issued thereunder with regard to a Pension Plan.

(b)          ERISA Representations and Warranties.  Each Borrower represents and warrants to Lenders that:

(1)           No Pension Plan has been terminated, or partially terminated, or is insolvent, or in reorganization, nor have any proceedings been instituted to terminate or reorganize any  Pension Plan;

(2)           Neither Borrower nor any Consolidated Entity has withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which, if continued, would result in a complete or partial withdrawal;

(3)           Neither Borrower nor any Consolidated Entity has incurred any withdrawal liability, including, without limitation, contingent withdrawal liability, to any Pension Plan, pursuant to Title IV of ERISA;

(4)           Neither Borrower nor any Consolidated Entity has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due;

(5)           No Reportable Event has occurred with regard to a Pension Plan;

(6)           No Pension Plan or other "employee pension benefit plan", as defined in Section 3(2) of ERISA, to which either Borrower or any Consolidated Entity is a party has an accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code;

(7)           The present value of all benefits vested under any such Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits;

(8)           Each Pension Plan and each other employee benefit plan as defined in Section 3(2) of ERISA, to which either Borrower or any Consolidated Entity is a party has received a favorable determination by the Internal Revenue Service with respect to qualification under Section 401(a) of the Internal Revenue Code;

(9)           Each Pension Plan and each other employee benefit plan as defined in Section 3(2) of ERISA, to which either Borrower or any Consolidated Entity is a party is in substantial compliance with ERISA, and no such plan or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction defined or described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; and

(10)           Neither Borrower nor any Consolidated Entity has incurred any liability or a trustee or trust established pursuant to Section 4049 of ERISA or to a trustee appointed pursuant to Section 4042(b) or (c) of ERISA.

(c)           ERISA Indemnity.  In addition to any other transfer prohibitions set forth herein and in the other Loan Documents, and not in limitation thereof, neither Borrower shall assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Collateral, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any shareholder or member of either Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest in such Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loans or the exercise of any of Lenders’ rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lenders being deemed in violation of any applicable provision of ERISA.  Borrowers jointly and severally agree to indemnify and hold Lenders free and harmless from and against all loss, costs (including attorneys' fees and expenses), taxes, damages (including consequential damages), and expenses Lenders may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in the Agent's sole judgment or by reason of a breach of the foregoing prohibitions.  The foregoing indemnification shall survive repayment of the Loans.

4.11.        Solvency.  Each Borrower is and, after consummation of the transactions contemplated by this Agreement will be, Solvent.  “Solvent” shall mean that, as of a particular date, (i) such Borrower is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (ii) such Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Borrower's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Borrower is engaged, (iii) the fair value of the property of such Borrower is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Borrower and (iv) the present fair salable value of the assets of such Borrower is not less than the amount that will be required to pay the probable liability of such Borrower on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.12.        Compliance With Law.  The business and operations of the Borrowers comply in all respects with all applicable federal, state, regional, county and local laws, including without limitation statutes, rules, regulations and ordinances relating to public health, safety or the environment or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), to exposure to toxic, hazardous, or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder, except where the failure to so comply (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

ARTICLE V
Financial and Affirmative Covenants

So long as this Agreement remains in effect, or as long as there is any principal or interest due under the Loans, unless the Required Lenders shall otherwise consent in writing, Borrowers will:

5.1.          Financial Covenants.  Borrowers shall maintain and comply with the following financial covenants:

(a).           Debt Service Coverage Ratio.  Each Borrower shall maintain at all times, on a rolling four-quarter average (for each Borrower’s four most recent fiscal quarters then ended), a Debt Service Coverage Ratio of not less than 1.50:1.00.  The first quarterly calculation and measurement of the Debt Service Coverage Ratio shall be September, 2010.

(b).           Total Debt.  The aggregate Total Debt outstanding at any one time of Borrowers, The Summit Group, Inc. and any other affiliates or subsidiaries of The Summit Group, Inc. and either Borrower shall not exceed $450,000,000.00.

5.2.          Books and Records; Inspections.  Maintain proper books and records and account for financial transactions in a manner consistent with the preparation of the financial statements referenced is Section 4.7, and permit the Agent's officers and/or authorized representatives or accountants to visit and inspect Borrowers' respective properties, examine their books and records, conduct audits of the Collateral and discuss their accounts and business with their respective officers, accountants and auditors, all at reasonable times upon reasonable notice.  Borrowers will cooperate in arranging for such inspections and audits.  Without the prior written consent of the Required Lenders, neither Borrower will change in any material way the accounting principles upon which the financial statements referenced in Section 4.7 were prepared and based except for changes made as a result of changes in or to generally accepted accounting principles.

5.3.          Financial Reporting.  Deliver to the Agent financial information in such form and detail and at such times as are satisfactory to the Agent, including, without limitation:

(a)           Each Borrower's year end financial statements (to include, but not be limited to, balance sheet, income statement, and net worth reconciliation, each setting forth in comparative form figures for the preceding fiscal year of Borrowers), audited by a certified public accounting firm selected and approved by the Audit Committee of Summit Hotel as soon as available and in any event within one hundred twenty (120) days after the end of each of Borrower's respective fiscal years;

(b)           Each Borrower's interim quarterly financial statements (to include its unaudited balance sheet as of the end of each such period and the related unaudited statements of income, and statement of changes in financial position for such period and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year) as soon as available, but in any event within twenty (20) days after the end of each quarter, signed and certified correct by the Chief Financial Officer or equivalent of Borrowers (subject to normal year-end adjustments);

(c)           a quarterly certificate of the chief financial officer of each Borrower substantially in the form of Schedule 5.3(c) attached hereto and incorporated herein by reference, (i) demonstrating compliance with the financial covenants contained in Section 5.1 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action such Borrower proposes to take with respect thereto and (iii) certifying that all of the representations and warranties made by such Borrower in this Agreement and/or in any other Loan Document are true and correct in all material respects on and as of such date as if made on and as of such date, within twenty-five (25) days after the end of each quarter; and

(d)           Such other financial information concerning Borrowers as the Agent may require from time to time.

All financial statements required hereunder shall be complete and correct in all respects and shall be prepared in reasonable detail (consistent with the financial statements referred to in Subsection 4.7.) and applied consistently throughout the periods reflected therein.

5.4.          Payment of Debts, Taxes and Claims.  Promptly pay and discharge prior to delinquency all debts, accounts, liabilities, taxes, assessments and other governmental charges or levies imposed upon, or due from, either Borrower, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon any of a Borrower's property, except that nothing herein contained shall be interpreted to require the payment of any such debt, account, liability, tax, assessment or charge so long as its validity is being contested in good faith by appropriate legal proceedings and against which, if requested by the Agent or required by generally accepted accounting principles, reserves satisfactory to and deposited with the Agent have been made therefor.  Any such reserves will constitute additional Collateral and Borrowers hereby grant the Agent a first priority security interest in such reserves.

5.5.          Insurance.  Each Borrower will purchase, pay for in advance, and at all times maintain insurance including but not limited to:  (i) fire, windstorm and other hazards, casualties and contingencies covered by the "all-risk" form of insurance; (ii) public liability; (iii) workers' compensation and (iv) property damage as is customarily maintained by similar businesses and/or as the Agent from time to time requires.  In addition, if a Hotel is located in flood hazard area, the applicable Borrower will obtain and maintain appropriate flood insurance as is acceptable to the Agent.  The amounts, limits, forms, deductibles, contents and issuer of said policies shall be subject to the Agent's reasonable approval.  The Agent, as Collateral Agent for Lenders, shall be named as an additional insured as its interest shall appear and each of said policies covering the Collateral shall contain a loss payable clause, and any proceeds of such insurance in excess of $100,000.00 shall be either (in the discretion of the Required Lenders) (i) payable to the Collateral Agent for application to the Loans and any other sums owing under this Agreement or any other Loan Document in a manner and priority to be determined by the Required Lenders in their sole discretion or (ii) if consented to by the Required Lenders, used for restoration or repair with such proceeds disbursed by the Agent in accordance with procedures established by the Agent.  All such insurance shall provide for noncancellation without at least thirty (30) days prior written notice to the Agent and shall contain provisions protecting the Collateral Agent's interests whether or not any acts by either Borrower or others should result in loss of coverage under such policies.  The originals, certified copies or certificates of such policies, and renewals evidencing the insurance required hereunder shall be delivered to the Agent, and such insurance shall be maintained in full force and effect at all times during the period of this Agreement and while any indebtedness under the Loans remains outstanding.

In the event either Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Lenders, without waiving or releasing any obligation or default by Borrowers hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which the Required Lenders deem advisable.  All sums so disbursed by Lenders, including, without limitation, reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be part of Borrowers' obligations and indebtedness hereunder, secured by the Collateral and payable jointly and severally by Borrowers to the Agent on demand.  UNLESS BORROWERS PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED UNDER THIS AGREEMENT AND/OR ANY OTHER LOAN DOCUMENT, LENDERS MAY PURCHASE INSURANCE AT THE BORROWERS' JOINT AND SEVERAL EXPENSE TO PROTECT LENDERS’ INTEREST IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWERS' RESPECTIVE INTERESTS.  THE COVERAGE THAT LENDERS PURCHASE MAY NOT PAY ANY CLAIM THAT A BORROWER MAY MAKE OR ANY CLAIM THAT IS MADE AGAINST A BORROWER IN CONNECTION WITH THE COLLATERAL.  BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY LENDERS, BUT ONLY AFTER PROVIDING EVIDENCE THAT BORROWERS HAVE EACH OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  IF LENDERS PURCHASE INSURANCE FOR THE COLLATERAL, BORROWERS WILL BE JOINTLY AND SEVERALLY RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES LENDERS MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE BORROWERS' OBLIGATIONS HEREUNDER AND SHALL BE SECURED BY THE COLLATERAL.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWERS MAY BE ABLE TO OBTAIN ON THEIR OWN.

5.6.          Property Maintenance.  Keep their respective properties in good repair, working order, and condition and from time to time make any needful and proper repairs, renewals, replacements, extensions, additions, and improvements thereto so that the business of Borrowers will be conducted at all times in accordance with prudent business management.

5.7.          Existence; Compliance With Laws.  Take or cause to be taken such action as from time to time may be necessary to preserve and maintain their respective existence in their jurisdiction of organization and qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required and use due diligence to comply with all statutes, laws, codes, rules, regulations and orders applicable or pertaining to the business or property of Borrowers, or any part thereof, and with all other lawful government requirements relating to their respective business and property.  Each Borrower will continue to engage in the same lines of business in which it is presently engaged.

5.8.          Litigation; Adverse Events.  Promptly inform the Agent of the commencement of any action, suit, proceeding, arbitration, mediation or investigation against either Borrower, or the making of any counterclaim against either Borrower, which could be reasonably expected to have a Material Adverse Effect, and promptly inform the Agent of all Liens against any of either Borrower's property, other than Permitted Liens, which could be reasonably expected to have a Material Adverse Effect, and promptly advise the Agent in writing of any other condition, event or act which comes to either of their attention that could be reasonably expected to have a Material Adverse Effect or might materially prejudice Lenders’ rights under this Agreement or the Loan Documents.

5.9.          Notification.  Notify the Agent immediately if either of them becomes aware of the occurrence of any Event of Default (as defined under Article VII hereof) or of any fact, condition, or event that, only with the giving of notice or passage of time or both, would become an Event of Default, or if either of them becomes aware of a material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations, or the failure of either Borrower to observe any of its undertakings under the Loan Documents.  Borrowers shall also notify the Agent in writing of any default under any other indenture, agreement, contract, lease or other instrument to which either Borrower is a party or under which either Borrower is obligated, and of any acceleration of the maturity of any material indebtedness of either Borrower which default or acceleration could be reasonably expected to have a Material Adverse Effect, and Borrowers shall take all steps necessary to remedy promptly any such default, to protect against any such adverse claim, to defend any such proceeding and to resolve all such controversies.

5.10.        Inspections.  Each Borrower shall allow the Agent, its employees, officers, agents and representatives, at reasonable intervals and during normal business hours, to inspect such Borrower's operations, books and records, financial books and records (including the right to make copies thereof) and to discuss such Borrower's affairs, finances and accounts with such Borrower's managers, principal officers and independent public accountants.  Each Borrower shall permit the Agent, and will cooperate with the Agent in arranging for, inspections at reasonable intervals of such Borrower's facilities and audits of the Collateral.  Each Borrower acknowledges that any reports and inspections conducted or generated by the Agent or its agents or representatives, shall be made for the sole benefit of Lenders and not for the benefit of Borrowers or any third party, and Lenders do not assume any liability, responsibility or obligation to Borrowers or any third party by reason of such inspections or reports.  The reasonable cost of any audits or inspections made by Lenders shall be paid or reimbursed jointly and severally by Borrowers.

5.11.        Conduct of Business.  Continue to engage in an efficient and economical manner in the business currently conducted by Borrowers on the date of this Agreement.

5.12.        Initial Public Offering.  Lenders acknowledge that Borrowers are in the process of completing an initial public offering to convert Borrowers into a real estate investment trust (the "Initial Public Offering").  Upon consummation of the Initial Public Offering the Borrower's obtaining the proceeds thereof, Borrower will, as a mandatory prepayment, repay in full the outstanding principal balance, along with accrued and unpaid interest and fees, on the Pool One Term Loans.

ARTICLE VI
Negative Covenants

So long as this Agreement remains in effect, or as long as there is any principal or interest due under the Loans, this Agreement or any of the other Loan Documents, neither Borrower shall, without the prior written consent of the Required Lenders:

6.1.          Liens.  Create, incur, assume or suffer to exist any Lien or other encumbrance upon any of its respective personal properties or assets, whether now owned or hereafter acquired, except such security interests, mortgages, pledges, liens or other encumbrances (each, a "Permitted Lien):

(a)           created or granted by such Borrower under or pursuant to this Agreement or the other Loan Documents;

(b)           created or granted by such Borrower to Lenders under the Original Loan Agreement and/or Current Loan Agreement and securing indebtedness arising thereunder;

(c)           securing debt allowed in Section 6.4 below incurred in the ordinary course of such Borrower's business, consistent with current practices;

(d)           Liens for taxes, assessments or governmental charges or levies to the extent not delinquent or that are being diligently contested in good faith by appropriate proceedings and for which such Borrower has set aside adequate reserves in accordance with generally accepted accounting principles;

(e)           cash pledges or deposits to secure (A) obligations under workmen’s compensation laws or similar legislation, (B) public or statutory obligations of such Borrower, (C) bids, trade contracts, surety and appeal bonds, performance bonds, letters of credit and other obligations of a similar nature incurred in or necessary to the ordinary course of such Borrower's business;

(f)            Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations which are not overdue by more than 60 days or which have been fully bonded or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with generally accepted accounting principles;

(g)           purchase money Liens or purchase money security interests upon or in property acquired or held by such Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens or security interests, or Liens or security interests existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien or security interest shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien or security interest being extended, renewed or replaced, and provided, further, that the aggregate principal amount of indebtedness at any one time outstanding secured by Liens permitted by this clause (g) shall not exceed $75,000.00 per Hotel;

(h)           easements, rights-of-way, zoning and other similar restrictions and encumbrances, which do not (individually or in the aggregate) materially detract from the use of the property to which they attach by Borrowers;

(i)             liens disclosed in Schedule 4.5 attached to this Agreement and incorporated herein by reference; and

(j)            mortgages or deeds of trust providing permanent financing on Borrowers' Hotels which are not Collateral for the Loans, and mortgages or deeds of trust encumbering Borrowers' raw land pursuant to that certain Amended and Restated Loan Agreement dated May 17, 2010 (the "Amended Fortress Loan Agreement") among Drawbridge Special Opportunities Fund LP, Fortress Credit Opportunities Fund I LP and Eton Park CLO Management 2 and Summit Hotel.

6.2.          Fundamental Changes.  Wind up, liquidate, or dissolve; reorganize, merge or consolidate with or into another entity, or sell, transfer, convey or lease all, substantially all or any material part of its property, to another Person other than sale of such Borrower's inventory in the ordinary course of business; sell or assign any accounts receivable; purchase or otherwise acquire all or substantially all of the assets of any corporation, partnership, limited liability company or other entity, or any shares or similar equity interest in any other entity if such entity is in a business unrelated to the business of such Borrower.

6.3.          Conduct of Business.  Materially alter the character in which it conducts its business or the nature of such business conducted at the date hereof.

6.4.          Debt.  Create, incur, assume or suffer to exist any direct or indirect indebtedness, except the following ("Permitted Debt"):

(a)           Indebtedness under or pursuant to this Agreement or the other Loan Documents;

(b)           Accounts payable to trade creditors for goods or services which are not aged more than the later of (i) ninety (90) days from the billing date, or (ii) ten (10) days from the due date, or (iii) the "special payment date" offered to such Borrower from time to time by a particular trade creditors, and current operating liabilities (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings;

(c)           Indebtedness to First National under that certain Second Amended and Restated Loan Agreement dated August 15, 2010, as such Second Amended and Restated Loan Agreement may be amended or restated;

(d)           Indebtedness to the Lenders party to the Current Loan Agreement;

(e)           Indebtedness under the Amended Fortress Loan Agreement in an amount not to exceed $99,700,000.00 (the "Fortress Debt"); and

(f)           The indebtedness disclosed in Borrowers' or Borrowers parent's quarterly filings with the Securities Exchange Commission so long as such indebtedness does not exceed the Total Debt.

6.5.          Investments.  Acquire for investment purposes, investments that would not qualify as "customary and prudent investments", consistent with the current investment practices of such Borrower.

6.6.          Loans.  Directly or indirectly loan amounts to or guarantee or otherwise become contingently liable for the debts of any Person, including, but not limited to an affiliate (other than a wholly owned affiliate), subsidiary, parent of such Borrower, or any shareholder, officer or employee thereof; or of any officer, employee, manager or member of such Borrower or to any entity controlled by any such entity, officer, manager, member, shareholder or employee, provided, however, that Summit Hotel may make loans to Summit Hotel's employees in an amount not to exceed $50,000 in the aggregate at any time outstanding.

6.7.          Executive Management. Unless the Required Lenders otherwise consent in writing, Kerry W. Boekelheide shall remain each Borrower's operations manager and the President of The Summit Group, Inc., and The Summit Group, Inc. shall be the property manager of each Hotel pursuant to each Borrower's Operating Agreement.

6.8           Transactions With Affiliates.  Enter into, or cause, suffer or permit to exist, any arrangement or contract with any of its affiliates or subsidiaries, in each case unless such arrangement or contract (i) is otherwise permitted by this Agreement, (ii) is in the ordinary course of business of such Borrower or such affiliate or subsidiary, as the case may be, and (iii) is on terms no less favorable to such Borrower or such affiliate or subsidiary than if such arrangement or contract had been negotiated in good faith on an arm’s-length basis with a Person that is not an affiliate or subsidiary of such Borrower.

6.9.          Refinance of Loans.  Neither Borrower shall refinance any Property where the principal amount of the debt exceeds seventy percent (70%) of the Appraised Value of such Property.

ARTICLE VII
Events of Default

7.1.          Events of Default.  The occurrence of any one or more of the following events shall constitute a default by Borrowers under this Agreement ("Event of Default"):

(a)           The non-payment, when due, whether by demand, acceleration or otherwise, of any principal and/or interest payment, fee, expense or other obligation for the payment of money under the Loans or under any other Loan Document and the same remains unpaid for a period of ten (10) days after written notice from the Agent to Borrowers of such failure; or

(b)           A breach by either Borrower or the occurrence of an event of default under any loan agreement, promissory note, security agreement or other agreement, lease, contract or document to which such Borrower is a party or under which it is bound, including, but not limited to, the Fortress Debt and the indebtedness under the Loan Agreement referenced in Section 6.4(c) above, directly or contingently, beyond any applicable grace or notice and cure period unless such Borrower is contesting such failure in good faith through appropriate proceedings, and if requested by the Required Lenders or required by generally accepted accounting principles, such Borrower has bonded, reserved or otherwise provided for payment of such indebtedness; or

(c)           A breach by either Borrower in the performance or observance of any term, covenant or provision contained in Sections 5.1, 5.4, 5.5, 5.7, 5.9, 5.12, 6.1, 6.2, 6.3, 6.4, 6.7 or 6.9 of this Agreement and the same remains unperformed or is not cured within a period of ten (10) days after written notice from the Agent to Borrowers of such failure; or

(d)           A breach by either Borrower in the performance or observance of any agreement, term, covenant or condition contained in this Agreement (other than (a) or (c) above) or in the other Loan Documents and such failure shall not have been remedied within a period of thirty (30) days after written notice is given by the Agent to Borrowers; or

(e)           Any information, representation or warranty made herein, in the Loan Documents or in any other writing furnished to Lenders in connection with the Loans, this Agreement or any other Loan Document both before and after the execution hereof, shall be or become incomplete, misleading or false in any material respect, or if any certificate, statement, representation, warranty or audit furnished by or on behalf of the Borrowers in connection with this Agreement or any other Loan Document, including those contained or in or attached to this Agreement or any other Loan Document, or as an inducement by the Borrowers to enter into, modify, extend, or renew this Agreement, shall prove to be false in any material respect, or if the Borrowers shall have omitted the listing of a substantial contingent or unliquidated liability or claim against either Borrower or, if on the date of execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed by the Borrowers to the Lenders  prior to the time of execution; or

(f)           Either Borrower shall (i) fail to pay any indebtedness for borrowed money, including but not limited to the Fortress Debt and the indebtedness under the Second Amended and Restated Loan Agreement with First National dated August 15, 2010 as such Second Amended and Restated Loan Agreement may be amended or restated, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after any applicable grace or notice and cure period, unless such Borrower is contesting such failure in good faith through appropriate proceedings, and if requested by the Required Lenders or required by generally accepted accounting principles, such Borrower has bonded, reserved or otherwise provided for payment of such indebtedness; or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure is to permit the acceleration of the maturity of such indebtedness;

(g)           Either Borrower shall (i) generally not pay, or be unable to pay, or admit in writing its inability to pay its debts as such debts become due; or (ii) makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver, or trustee for it, any Collateral or for a substantial part of its assets; or (iii) commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) has any such bankruptcy, reorganization, dissolution, composition or readjustment of debt petition or application filed or any such proceeding commenced against it which is not discharged within thirty (30) days; or (v) takes any action indicating consent to, approval of, or acquiescence in any such proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its assets and properties; or (vi) suffers any judgment, writ of attachment, execution or similar process to be issued or levied against all or a substantial part of its property or assets which is not released, stayed or bonded within thirty (30) days and which would be reasonably expected to have a Material Adverse Effect; or

(h)           This Agreement or any of the Loan Documents shall cease for any reason to be in full force and effect, or either Borrower shall so assert in writing, or the security interests created by the Loan Documents shall cease to be enforceable or shall not have the priority purported to be created thereby or either Borrower shall so assert in writing; or

(i)           There shall occur the loss, theft, substantial damage to or destruction of any portion of the Collateral not fully covered by insurance, which by itself or with other such losses, thefts, damage or destruction of Collateral, has a Material Adverse Effect or there shall occur the exercise of the right of condemnation or eminent domain for any portion of the Collateral which by itself or with other such exercises of the right of condemnation or eminent domain has a Material Adverse Effect; or

(j)           Either Borrower transfers, sells, assigns, or conveys all or such part of its assets or property which could be reasonably expected to have a Material Adverse Effect other than in the ordinary course of such Borrower’s business consistent with past practices without the prior written consent of the Required Lenders; or

(k)           Any license, permit or other approval required in the operation of either Borrower’s business is terminated, suspended or revoked for any reason or expires; or

(l)           Borrowers fail to obtain all necessary corporate and limited liability company approvals, consents and actions required or necessary for the initiation and consummation of Borrowers Initial Public Offering on or before November 8, 2010; or

(m)           Borrowers have not consummated and completed the Initial Public Offering, and obtained the proceeds thereof, on or before February 15, 2011.

7.2.          Remedies.  Upon the occurrence of an Event of Default beyond any applicable notice and cure period, the sums payable under the Loans (as well as any other indebtedness of either Borrower to Lenders) then outstanding, shall become forthwith due and payable in full, together with interest thereon.  The Agent may resort to any and all Collateral, security and to any remedy existing at law or in equity for the collection of all outstanding indebtedness and the enforcement of the covenants and provisions of the Loan Documents against the Borrowers.  The Agent’s resort to any remedy or Collateral shall not prevent the concurrent and/or subsequent employment of any joint or several remedy or claim against either Borrower.  The Agent may rescind any acceleration of the Loans without in any way waiving or affecting its right to accelerate the Loans in the future.  Acceptance of partial payment or partial performance shall not in any way affect or rescind any acceleration of the Loans made by the Agent.  Any collections or payments made after the Agent commences collection efforts shall, after payment of all expenses relating thereto, be applied (i) first to interest and principal on the Loans, and (ii) next to any indebtedness owing to the Agent under any cash management or deposit account relationships with the Borrower, in each case as described in clauses (i) above all shared by the Lenders ratably.

7.3.          Waiver.  Any waiver of an Event of Default by the Required Lenders shall not extend to or affect any subsequent Event of Default, whether it be the same Event of Default or not, or impair any right consequent thereon.  No failure or delay or discontinuance on the part of the Agent or the Lenders in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power thereunder or be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy.  All remedies herein and by law afforded will be cumulative and will be available to the Agent and the Lenders until the debt of the Borrowers hereunder is fully and indefeasibly paid.

7.4.          Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Pool One Note or Pool Two Note is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) relating or attributable to or associated with a Hotel and any other indebtedness at any time held or owing by the Lender or that subsequent holder to or for the credit or the account of either Borrower whether or not matured, against and on account of the obligations and liabilities of the Borrowers to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature of description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 7.2 and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Agent agrees to notify Borrowers in writing after any such set-off and application made by Lenders; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE VIII
Conditions Precedent

8.1.          Conditions Precedent to Closing.  As a condition precedent to Closing, Borrowers shall have delivered to the Agent the following documents (collectively, the "Loan Documents"):

(a)           This Agreement, the Pool One Term Notes and Pool Two Term Notes duly executed by the authorized manager(s) of Borrowers;

(b)           The Security Agreement duly executed by authorized manager(s) of Borrowers;

(c)           Amendments of the Mortgages in form and substance acceptable to Agent;

(d)          A Secretary's Certificate or equivalent with certified copies of the Articles of Organization and Operating Agreement of each Borrower and an appropriate resolution or authority of each Borrower duly authorizing the execution and delivery of the Loan Documents and Borrowers' performance hereunder and thereunder;

(e)           Each Borrower shall have delivered to the Agent a certificate of good standing dated not more than thirty (30) days prior to the date of this Agreement from the South Dakota Secretary of State;

(f)            Any other documents, instruments and reports as the Agent shall reasonably request; and

(g)           The payment by Borrowers of all the Agent's fees and expenses relating to the underwriting, approving, due diligence, documenting, securing, negotiating and closing the Loans, including, but not limited to, the payment of the Agent's reasonable attorneys’ fees and costs, appraisal fees, title fees and other fees, costs and expenses of Agent.

ARTICLE IX
Miscellaneous

9.1.          Amendments.  Any provision of this Agreement and/or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (i) the Borrowers (ii) the Required Lenders, and (iii) the Agent; provided that:

(a)           no reduction in the rate of interest or fees on the Loans will be made without the written consent of each Lender;

(b)           no postponement of the scheduled date of payment of the principal or interest amount of any Loan, or any fees payable hereunder, or reduction of the amount of, waiver or excuse of any such payment, will be made without the written consent of each Lender;

(c)           no change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, may be made without the written consent of each Lender; or

(d)            no release of any Collateral for the Loans prior to the time the Loans are indefeasibly paid in full and the Lenders’ commitment to make Loans has terminated may be made without the written consent of each Lender.

9.2.           Expenses.  The Borrowers jointly and severally agree to pay the reasonable attorneys fees and disbursements of the Agent in connection with the preparation and execution of the Loan Documents, and any amendments, waivers or consents related thereto, whether or not the transactions contemplated herein are consummated, and all reasonable recording, filing, title insurance or other fees, costs and taxes incident to perfecting a Lien upon the Collateral.  The Borrowers further jointly and severally agree to pay the reasonable attorney's fees and disbursements of the Agent in connection with the enforcement of the Loan Documents and to indemnify each Lender and the Agent and any security trustee and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan except as may arise from the gross negligence or willful misconduct of the party claiming indemnification.  The Borrowers upon demand by the Agent, at any time shall reimburse each such indemnified party for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of such indemnified party.  Sums due by the Borrowers under this Section shall bear interest at the highest rate of interest provided for under this Agreement.

9.3.           Delay; Waiver.  Any waiver of an Event of Default by the Agent or Required Lenders shall not extend to or affect any subsequent default, whether it be the same Event of Default or not, nor impair any right consequent thereon.  No failure or delay on the part of the Agent in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision of this Agreement or of any instrument executed hereunder or pursuant hereto or consent to any departure by Borrowers therefrom shall be effective unless the same shall be in writing, signed by an officer of the Agent and each Required Lender, and then only to the extent specified.  All rights and remedies of Lenders herein and by law afforded will be cumulative and will be available to Lenders until the indebtedness of Borrower under the Loan Documents is indefeasibly paid in full and no Commitments remain outstanding.

9.4.           Notices.  Any notice, request, authorization, approval or consent made hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, and shall be deemed given when delivered or postmarked and mailed postage prepaid to the following addresses or when sent by facsimile which confirms receipt to the following facsimile numbers:

If to the Agent:	First National Bank of Omaha
1620 Dodge Street
Stop 1050
Omaha, Nebraska 68197

Attn: Marc T. Wisdom
Facsimile: (402) 633-3519

With a copy to:	Stinson Morrison Hecker LLP
1299 Farnam Street
Suite 1501
Omaha, Nebraska 68102
Attn: James M. Pfeffer
Facsimile: (402) 829-8731

If to Borrowers:	Summit Hotel Properties, LLC
2701 South Minnesota Avenue
Suite 6
Sioux Falls, South Dakota 57105
Attn: Adam Wudel
Facsimile: (605) 362-9388

The Agent and Borrowers may designate a change of address by notice given in accordance with the provisions of this Subsection at least five (5) days before such change is to become effective.

9.5.           Transfer or Assignment.  This Agreement shall extend to and be binding upon the successors and assigns of the parties hereto; provided, however, that neither Borrower may assign or transfer its rights or obligations hereunder without the prior written consent of the Required Lenders, and any such assignment or transfer without such consent shall be void.  Lenders may assign their Commitments or sell participations in the Loans with the prior written consent of the Agent but without notice to Borrowers.  In addition, the Agent may at any time in its discretion, but shall not be obligated to, purchase any or all of any Lender's Pool One Term Notes and/or Pool Two Term Notes at the then outstanding principal balance along with accrued and unpaid interest on the applicable Pool One Term Note or Pool Two Term Note payable to such Lender.

9.6.           Construction of Agreement.  The titles and headings of the Subsections and paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such Subsections and paragraphs and shall not be given any consideration in the construction of this Agreement.

9.7.           Applicable Law; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska, exclusive of its choice of laws rules. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of Nebraska in Douglas County, or of the United States for the District of Nebraska, and, by execution and delivery of this Agreement, Borrowers hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of such courts.  Borrowers further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 8.4, such service to become effective three (3) days after such mailing.  Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against Borrowers in any other jurisdiction.  Borrowers hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  THE AGENT, LENDERS AND BORROWERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8.           Sharing of Setoffs.  If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on any of the Loans resulting in such Lender receiving payment of a proportion of the aggregate amount of its Percentage and accrued interest thereon greater than its pro rata share thereof as provided in this Agreement, then the Lender receiving such greater proportion shall (A) notify the Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Percentages, provided that, if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.  Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrowers in the amount of such participation.

9.9.           Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby.  All of the terms of the other Loan Documents are incorporated in and made part of this Agreement by reference; provided, however, that to the extent of any direct conflict between this Agreement and such other Loan Documents, this Agreement shall prevail and govern.

9.10.         Execution in Counterparts; Faxes.  This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.  This Agreement and any of the other Loan Documents may be validly executed and delivered by fax or other electronic means and by use of multiple counterpart signature pages.

9.11.         Amended and Restated Credit Facility; Liens Unimpaired.  This Agreement amends, restates and replaces the Current Credit Agreement in its entirety.  It is the intention and understanding of the parties that (a) this Agreement shall act as a refinancing of the debt and other obligations evidenced by the Current Credit Agreement and that this Agreement shall not act as a novation of such debt and other obligations, (b) all Liens securing the obligations evidenced by the Current Credit Agreement shall remain in full force and effect and shall secure the Loans and all other obligations of the Borrowers to the Lenders now or hereafter evidenced by or incurred under this Agreement or any of the other Loan Documents, and (c) the priority of all Liens securing the obligations evidenced by the Current Credit Agreement (including, without limitation, all such Liens granted to or for the benefit of the Collateral Agent referred to in the Current Credit Agreement and/or any of the Lenders thereunder who are Lenders under this Agreement) shall not be impaired by the execution, delivery or performance of this Agreement or the other Loan Documents.  Without limiting the foregoing, the parties agree that all security documents pursuant to which the Agent (including, without limitation, the Collateral Agent referred to in the Current Credit Agreement) has been granted a Lien on any existing or future property of the Borrowers, and all other Loan Documents referred to in the Current Credit Agreement, shall in each case remain in full force and effect except as amended hereby or by any of the other Loan Documents referred to in this Agreement.

9.12.         Exclusion of Consequential and Special Damages.  Notwithstanding anything to the contrary in this Agreement, neither the Agent nor any Lender will be liable for, nor will any measure of damages against them include, under any theory of liability (whether legal, strict or equitable), any indirect, consequential, incidental, special or punitive damages or amounts for business interruption, loss of income, revenue, profits or savings arising out of or relating to their performance or non-performance under this Agreement or any Loan Document, and the Borrowers hereby waive any right to pursue or recover any of the foregoing damages.

9.13.         USA Patriot Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Act.

ARTICLE X
Agent

10.1          Authorization and Action.

(a)            The Lenders from time to time a party hereto hereby irrevocably appoint First National as the Agent and authorize the Agent to take such actions on their behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)            The Agent shall have the same rights and powers in its capacity as a Lender as the other Lenders and may exercise the same as though it were not the Agent, and the Agent and the Agent's affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrowers or any of their subsidiaries or affiliate as if it were not the Agent hereunder. The term "Lender" as used in this Agreement and the other Loan Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Lender.

(c)           The Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders, and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of Borrowers' subsidiaries or affiliates that is communicated to or obtained by the Agent or any of the Agent's affiliates in any capacity.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders  or in the absence of the Agent's own gross negligence or willful misconduct.  The Agent will not be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to the Agent by Borrowers or the other Lenders.  Upon the occurrence of an Event of Default, the Agent shall take such action with respect to the enforcement of the Liens on the Collateral under the Loan Documents and the preservation and protection thereof as it shall be directed to take by the Required Lenders, but unless and until the Required Lenders have given such direction the Agent shall take or refrain from taking such actions as it reasonably deems appropriate.  In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it shall be first indemnified to its reasonable satisfaction by the Lenders (other than the Agent in its capacity as a Lender) against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  In all cases in which this Agreement and the other Loan Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.  The Agent will not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article VIII or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d)           The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon.  The Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)           The Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective affiliates and subsidiaries.  The exculpatory provisions of the preceding subsections of this Section 10.1 shall apply to any such sub-agent and to the affiliates and subsidiaries of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the administration of the credit facilities provided for herein as well as activities as the Agent.

(f)           Subject to the appointment and acceptance of a successor Agent as provided in this subsection (f), the Agent may resign at any time as Agent by notifying the other Lenders and Borrowers.  Upon any such resignation, Lenders shall have the right to appoint a successor.  If no successor shall have been so appointed by the Lenders other than the Agent and such successor shall not have accepted such appointment within 30 days after the Agent gives notice of its resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a Lender or an affiliate of a Lender.  Upon the appointment of a successor Agent as the Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and such retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective affiliates and subsidiaries in respect of any actions taken or omitted to be taken by any of them while it was acting as the Agent.

(g)           Each Lender acknowledges that it has independently and without reliance upon the Agent or First National and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon First National or the Agent and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  It is the responsibility of each Lender to keep itself informed as the creditworthiness of the Borrowers and the value of the Collateral, and the Agent shall have no liability to any Lender with respect thereto.

(h)           Each Lender agrees to reimburse the Agent for all out-of-pocket costs and expenses suffered or incurred by the Agent or any security trustee in performing its duties under this Agreement and under the other Loan Documents or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby (except to the extent that such costs and expenses arise out of the Agent's or such security trustee's gross negligence or willful misconduct), to the extent that the Agent is not promptly reimbursed for the same by the Borrowers, or out of the Collateral, all such costs and expenses shall be borne by the Lenders ratably in accordance with their respective Percentages.

10.2.         Indemnification.  Each Lender other than the Agent agrees to indemnify the Agent (to the extent not reimbursed by Borrowers), ratably according to the respective Percentage of the Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under this Agreement or any other Loan Document, provided that each Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct in connection with the Agent's acts or omissions with respect to this Agreement and the Loan Documents.  Without limitation of the foregoing, each Lender other than the Agent agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that the Agent is not reimbursed for such expenses by Borrowers.

ARTICLE XI
Yield Protection

11.1.         Yield Protection. (a)  Increased Costs.  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof (any such introduction, change, guideline or request being referred to herein as a “Regulatory Change”), there shall be reasonably incurred any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances accruing interest at the LIBOR Rate, then Borrowers shall from time to time, upon demand by the Agent, jointly and severally pay to the Agent for the account of such Lenders, additional amounts sufficient to compensate such Lenders for such increased cost.  A certificate as to the amount of such increased cost and giving a reasonable explanation thereof, submitted to Borrowers shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(b)            Capital. If any Lender determines that (i) as a result of a Regulatory Change, compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, whether directly, or indirectly as a result of commitments of any corporation controlling such Lender (but without duplication), and (ii) the amount of such capital is increased by or based upon (A) the existence of such Lender’s commitment to lend hereunder, or (B) the participation in or issuance or maintenance of any Advance and (C) other similar such commitments, then, upon demand by such Lender, Borrowers shall immediately and jointly and severally pay to the Agent for the account of such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the transactions contemplated hereby.  A certificate as to such amounts and giving a reasonable explanation thereof (to the extent permitted by law), submitted to Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)            Notices.  Each Lender hereby agrees to use commercially reasonable efforts (including the giving of a notice in accordance with Section 9.4 above) to notify Borrowers of the occurrence of any event referred to in subsection (a) or (b) of this Section 11.1 promptly after becoming aware of the occurrence thereof.  The failure of either Lender to provide such notice or to make demand for payment under said subsection shall not constitute a waiver of such Lender’s rights hereunder.

(d)            Survival of Obligations.  Borrowers' obligations under this Section 11.1 shall survive the repayment of all other amounts owing to the Lenders and the Agent under the Loan Documents and the termination of the Loans.  If and to the extent that the obligations of Borrowers under this Section 11.1 are unenforceable for any reason, Borrowers agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

11.2.         Taxes. (a) All payments by Borrowers hereunder and under the other Loan Documents shall be made free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, taxes imposed on its net income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender is organized or any political subdivision thereof and, in the case of any Lender, taxes imposed on its net income, and franchise taxes imposed on it by the jurisdiction of such Lender’s applicable lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.2) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)            In addition, each Borrower jointly and severally agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           Each Borrower jointly and severally agrees to indemnify each Lender for the full amount of Taxes and Other Taxes (including any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 11.2) paid by such Lender and any liability (including penalties, interest and expenses, except for any penalties, interest and expenses caused by the gross negligence or willful misconduct of such Lender) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender makes written demand therefor, which demand shall be accompanied by a statement providing an explanation of the facts and calculations that form the basis of such demand.

(d)           Within 30 days after the date of any payment of Taxes, Borrowers will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is unavailable, such other evidence reasonably satisfactory to the Agent.

(e)           Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and joint and several obligations of Borrowers contained in this Section 11.2 shall survive the repayment of all other amounts owing to the Lenders and the Agent under the Loan Documents and the termination of the Loans.  If and to the extent that the obligations of Borrowers under this Section 11.2 are unenforceable for any reason, each Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW.  TO PROTECT YOU (BORROWER) AND US (LENDER) FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

SUMMIT HOTEL PROPERTIES, LLC, a South Dakota limited liability company, by its Company Manager, THE SUMMIT GROUP, INC.

By:	/s/ Kerry W. Boekelheide
Kerry W. Boekelheide, Chief Executive Officer
Date: 8/19/10

SUMMIT HOSPITALITY V, LLC, a South Dakota limited liability company, by its sole member, SUMMIT HOTEL PROPERTIES, LLC, by its Company Manager, SUMMIT GROUP, INC.

By:	/s/ Kerry W. Boekelheide
Kerry W. Boekelheide, Chief Executive Officer
Date: 8/19/10

FIRST NATIONAL BANK OF OMAHA,
as a Lender and as Agent

By:	/s/ Marc T. Wisdom
Title:	Vice President
8/19/10

BANK MIDWEST, N.A., as a Lender

By:	/s/ Andrew D. Cooper
Title:	Vice President

CRAWFORD COUNTY TRUST &
SAVINGS, as a Lender

By:	/s/ Larry E. Andersen
Title:	SVP

QUAD CITY BANK & TRUST
COMPANY, as a Lender

By:	/s/ Rebecca Skafidas
Title:	Vice President

M & I MARSHALL & ILSLEY BANK, as
a Lender

By:	/s/ Mark Kockanski
Title:	Vice President

BANKERS TRUST COMPANY, as a
Lender

By:	/s/Jonathon Doll
Title:	Vice President

EXHIBIT A
(Definitions)

“Administrative Agent” means First National Bank of Omaha and its successors, assigns and replacements.

“Appraised Value” means the “as stabilized” value of a Hotel, determined by appraisals of such Hotel obtained by Agent.

"Agent" means the Administrative Agent and the Collateral Agent, collectively.

“Audit Committee” means each Borrower’s respective Audit Committee established pursuant to such Borrower’s Operating Agreement, which Audit Committee shall contain independent members.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Omaha, Nebraska or New York, New York are authorized or required to close or any day on which dealings between banks are not carried on in U.S. dollar deposits in London, England.

“Collateral Agent” means First National Bank of Omaha and its successors, assigns and replacements.

"Debt" means with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all guarantees by such Person of Debt of others, (h) all capital lease obligations (as determined in accordance with generally accepted accounting principles) of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debt Service Coverage Ratio” shall be calculated consistent with the principles used in the preparation of the financial statements referenced in Section 4.7 of this Agreement as EBITDA during the trailing four (4) quarters divided by principal and interest payments on the aggregate first mortgage term debt scheduled and paid during the trailing four (4) quarters. Expenses of Borrowers funded with loan proceeds from the refinance of a Hotel(s) owned by a Borrower where such loan proceeds are used for repair and maintenance of such Hotel(s) shall be excluded from the determination of the Debt Service Coverage Ratio for such Borrower.

"Defaulting Lender" means any Lender that (a) has failed to advance to the Agent any portion of the Loans required to be funded by such Lender pursuant to this Agreement on the date required to be funded by such Lender pursuant to this Agreement and such failure is continuing on the date of determination, (b) has otherwise failed to pay over to the Agent any other amount required to be paid by such Lender under this Agreement or under any Loan Document within one (1) Business Day of the date when due, unless the subject of a good faith dispute and such failure is continuing on the date of determination, or (c) has been deemed insolvent, become the subject of a bankruptcy or insolvency proceeding or had its assets and/or control frozen or seized by the applicable banking regulators or other governmental agency.

"EBITDA" means, for either Borrower for any period, the net income of such Borrower before provision for income taxes, interest expense (including implicit interest expense on capitalized leases), depreciation expense, amortization expense and non-recurring renovation/remodel expenses funded with the proceeds of a Loan or other non-operating sources and other non-cash expenses or charges, excluding (to the extent included):  (a) non-operating gains (including extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than the sale of inventory in the ordinary course of such Borrower’s business) during the relevant period; and (b) similar non-operating losses during such period.

“Hotel” means a limited service hotel owned by a Borrower securing the Loans.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, assignment, security interest or other encumbrance of any kind in respect of such asset.

“Loans” means collectively, the Pool One Term Loans and the Pool Two Term Loans.

"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, operations, results of operations, financial condition, assets, Collateral or liabilities, of either Borrower, (ii) the ability of either Borrower to perform any of its obligations under the Loan Documents to which it is a party, (iii) the rights and remedies of Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

"Percentage" means, with respect to each Lender, the percentage set forth in the table below for each Lender:

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LENDER	PERCENTAGE

First National Bank of Omaha	20%
M & I	20%
Bank Midwest	30%
Quad City	10%
Bankers Trust	10%
Crawford County	10%
Total	100%

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental department or authority or other entity.

“Pool One Loan Formula” has the meaning given to such term in Section 1.4 of this Agreement.

"Pool One Term Loan Termination Date" means the earliest to occur of (i) July 31, 2011 or (ii) the date the Pool One Term Loans are accelerated due to the occurrence and continuance of an Event of Default beyond any applicable grace or notice and cure period.

"Pool Two Loan Formula" has the meaning given to such term in Section 2.3 of this Agreement.

“Required Lenders” means Lenders holding fifty-one percent (51%) or more of the aggregate outstanding principal balance of the Loans at the relevant time.

"Reserve Hotel" means each of the Staybridge Suites in Jackson, MS, the Courtyard by Marriott in Jackson, MS, the Courtyard by Marriott in Germantown, TN and the Hyatt Place in Atlanta, GA, each of which is encumbered by the Mortgage.

"Total Debt" shall mean on the date of any determination thereof the aggregate of the Debt outstanding on the (i) Fortress Debt, plus (ii) any Debt of Borrowers, The Summit Group, Inc. and any affiliate or subsidiary of either Borrower or The Summit Group, Inc., to the extent of Borrowers ownership interest in such affiliate or subsidiary, secured by a mortgage, deed of trust or similar instrument on real property owned or leased by such Borrower, The Summit Group, Inc. or any such affiliate or subsidiary, including, without limitation, and Loan under this Agreement, the Current Loan Agreement or under the Loan Agreement with First National described in Section 6.4(c), plus (iii) any unsecured Debt owed by either Borrower, The Summit Group, Inc., or any affiliate or subsidiary of either Borrower or The Summit Group, Inc., to First National.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, as in effect in the United States.  "Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.  This Agreement and the other Loan Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted.  The Section and other headings in this Agreement and any index in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement.  Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page.  Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder.  Any pronoun used herein shall be deemed to cover all genders.  Defined terms used in this Agreement may be set forth in this Exhibit or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa.

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SCHEDULE 3.2
(Mortgages)

1.
Deed of Trust dated May 1, 2007 between Summit Hospitality and Agent recorded in the Office of the County Clerk of Dallas County, Texas deed of trust records as Instrument #20070161504, as amended by that certain Amendment To Deed of Trust dated May 1, 2008 between Summit Hospitality and Agent recorded in the Office of the County Clerk of Dallas County, Texas deed of trust records as Instrument #20080179195 and by that certain Second Amendment of Deed of Trust of even date with this Agreement, executed by Summit Hospitality in favor of the Agent in connection with the Hyatt Place Pool One Term Loan.

2.
Deed of Trust dated May 1, 2007 between Summit Hospitality and Agent recorded in the Office of the County Clerk of Dallas County, Texas deed of trust records as Instrument #20070161516, as amended by that certain Amendment To Deed of Trust dated May 1, 2008 between Summit Hospitality and Agent recorded in the Office of the County Clerk of Dallas County, Texas deed of trust records as Instrument #20080179224 and by that certain Second Amendment of Deed of Trust of even date with this Agreement, executed by Summit Hospitality in favor of the Agent in connection with the Holiday Inn Express Pool One Term Loan.

3.
Deed of Trust dated June 5, 2007 between Summit Hospitality and the Agent recorded in the real estate records of Madison County, Mississippi deed of trust records as Instrument #536152 in Book 2198 beginning at Page 0448, as amended by that certain First Amendment of Deed of Trust of even date with this Agreement, executed by Summit Hospitality in favor of the Agent in connection with the Staybridge Suites Pool One Term Loan.

4.
Deed of Trust dated June 24, 2008 between Summit Hospitality and the Agent recorded in the real estate records of Hinds County, Mississippi deed of trust records as Instrument #1153230 in Book 6908 beginning at Page 507, as amended by that certain First Amendment of Deed of Trust of even date with this Agreement, executed by Summit Hospitality in favor of the Agent in connection with the Jackson Courtyard Pool Two Term Loan.

5.
Deed of Trust dated June 24, 2008 between Summit Hospitality and the Agent recorded in the real estate records of Shelby County, Tennessee records as Instrument #08106576 in the Office of the Register of Deeds of Shelby County, Tennessee, as amended by that certain First Amendment of Deed of Trust of even date with this Agreement, executed by Summit Hospitality in favor of the Agent in connection with the Germantown Courtyard Pool Two Term Loan.

6.
Deed To Secure Debt dated April 10, 2006 between Summit Hotel and the Agent recorded April 13, 2006 in the Office of the Clerk of Superior Court, Fulton County, Georgia as Instrument #2006-0112083 in Book 42359 at Page 172, as amended by that certain Amendment To Deed To Secure Debt dated May 23, 2007 between Summit Hotel and the Agent recorded in the Office of the Clerk of Superior Court, Fulton County, Georgia as Instrument #2007-0157036 in Deed Book 45090 at Page 686, by that certain Amendment To Deed To Secure Debt dated June 23, 2008 between Summit Hotel and the Agent recorded in the Office of the Clerk of Superior Court, Fulton County, Georgia as Instrument #2008-0169132 in Deed Book 46986 at Page 609 and by that certain Third Amendment To Deed To Secure Debt dated of even date with this Agreement, executed and delivered by Hotel in favor of the Agent in connection with the Hyatt Place Pool Two Term Loan.

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SCHEDULE 4.5
(Permitted Liens)

None

SCHEDULE 5.3(c)
(Compliance Certificate)

COMPLIANCE CERTIFICATE

The undersigned certifies that he/she currently is the ___________________ of Summit Hotel Properties, LLC and Summit Hospitality V, LLC (collectively, “Company”), each a South Dakota limited liability company, and that he/she has individually reviewed the provisions of the Second Amended and Restated Loan Agreement between Company, Agent and the Lenders a party thereto dated August ____, 2010 (as it may be amended from time to time, the “Loan Agreement”) and that a review of the activities of the Company since the most recent Compliance Certificate was delivered to Lenders has been made by him/her or under his/her supervision, with a view to determining whether Company has fulfilled all their respective obligations under the Loan Agreement, including, but not limited to, the Affirmative, Financial and Negative Covenants contained in the Loan Agreement.  Company hereby certifies to Lenders that Company has observed and performed each undertaking contained in the Loan Agreement and that no Event of Default has occurred or is existing under the Loan Agreement or any other Loan Document.  Set forth below are financial covenant measurements for the periods covered by this Compliance Certificate as required by the Loan Agreement.  Also attached hereto are all relevant facts in reasonable detail to evidence the computations of the financial covenants, which were computed in accordance with the terms of the Loan Agreement.

For the period between _________________, 200__ and _________________, 200__.

I.           Debt Service Coverage Ratio

Company’s Debt Service Coverage Ratio as of the end of the period covered by Certificate:

__________________________

Required Debt Service Coverage Ratio:  1.5:1.0

Calculation of Debt Service Coverage Ratio:

Earnings ______________________ before

Interest _______________,

Income taxes __________,

Depreciation ___________,

Amortization ___________ and

Non-recurring renovation/remodel expenses funded with the proceeds of a Loan or other non-operating sources ___________________, divided by

Principal and interest payments on the aggregate first mortgage term debt scheduled and paid during the trailing 4 quarters ______________

Equals _______________.

II.           Total Debt Covenant

Total Debt outstanding as of the end of the period covered by this Certificate equals:  $______________

Required Total Debt:  Not in excess of $450,000,000.00.

III.          Defaults

The undersigned hereby certifies that the above reported information is correct, and that

[     ]  No event of default has occurred; or
[     ]  An event of default has occurred under the following circumstances:
         (Insert detail or attach description)

IV.         Maintenance and Capital Expenditure Reserve

Gross Revenues for each Reserve Hotel as of the end of the period covered by this Certificate:

Maintenance and Capital Expenditure Reserves deposited as of the end of the period covered by this Certificate for each Hotel:

Required Maintenance and Capital Expenditure Reserves:

3% of gross revenues for each Hotel.

By: ______________________________	Date: ___________________________

Title: ______________________________

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